Filed pursuant to Rule 433.
Registration Statement Nos. 333-184147 and 333-184147-01

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

RBS ETN Performance as of 02/28/14
RBS Trendpilot[] Exchange Traded Notes ("ETNs") track an RBS Trendpilot[]
Index. As described in more detail below, RBS Trendpilot[] Indices alternate between tracking a Benchmark Index and the yield on a hypothetical notional investment in 3-month U.S. Treasury Bills as of the most recent weekly auction
(the "Cash Rate"), depending on the performance of the Benchmark Index relative to its 100- or 200 Index business day simple moving average ("SMA"), as applicable.

                   Trendpilot[] ETN Series
================== =========================== ============= ============== ============ ===============
Ticker             TRND         TRNM           TBAR          TWTI           TNDQ         TCHI
================== ============ ============== ============= ============== ============ ===============
RBS ETN/Index:     RBS US Large RBS US Mid     RBS Gold      RBS Oil        RBS          RBS China
                   Cap          Cap            Trendpilot[]  Trendpilot[]   NASDAQ-100([R]) Trendpilot[]
                   Trendpilot[] Trendpilot[]   ETN/Index     ETN/Index      Trendpilot[] ETN/Index
                   ETN/Index    ETN/Index                                   ETN/Index
================== ============ ============== ============= ============== ============ ===============
Benchmark (Index:) S and P 500([R]) S and P MidCap     Price of Gold RBS            NASDAQ-100([R]) BNY Mellon
                   Total        400([R]) Total Bullion       12-Month       Total        China Select
                   Return Index Return Index                 Oil Total      Return       ADR Total
                                                             Return (Index) Index(SM)    Return
                                                                                         Index(SM)
================== ============ ============== ============= ============== ============ ===============
Daily Redemption
Value (NAV)(1)       $36.5055      $33.5786       $27.7687     $20.1935        $37.4395     $27.8224
================== ============ ============== ============= ============== ============ ===============
RBS Index Weekly
Return(2)              1.30%        1.43%          -0.62%        0.37%          0.92%        1.35%
================== ============ ============== ============= ============== ============ ===============
RBS Index Month
to Date Return(2)      4.57%        4.88%          -0.61%        1.94%          5.17%        1.02%
================== ============ ============== ============= ============== ============ ===============
RBS Index Year to
Date Return(2)         0.96%        2.66%          -0.61%        1.94%          3.16%        -5.20%
==================

Trendpilot[] Indicator as of 02/28/14
If a Benchmark Index level is at or above its applicable SMA, for a specified number of days (each as noted below) (i.e., a "positive trend" is established), the relevant Trendpilot[] Index will track its Benchmark Index. If the
Benchmark Index level is below its applicable SMA for the specified number of days (i.e., a "negative trend" is established), the relevant Trendpilot[] Index will track the Cash Rate.

                       TRND         TRNM           TBAR          TWTI          TNDQ            TCHI
================== ============ ============== ============= ============ =============== ============
SMA Day
Count/Days to
confirm              200 Day/5    200 Day/5      200 Day/5     100 Day/5     100 Day/5      100 Day/3
Benchmark Index
trend
================== ============ ============== ============= ============ =============== ============
Benchmark Index       3,347.38     1,915.69       1,326.50      3,085.58      4,004.14       5,617.15
Closing Level
================== ============ ============== ============= ============ =============== ============
Benchmark Index       3,083.11     1,744.36       1,305.48      2,936.34      3,757.79       5,454.19
SMA
================== ============ ============== ============= ============ =============== ============
Friday,            ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA      ABOVE SMA
02/28/2014
================== ============ ============== ============= ============ =============== ============
Thursday,          ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA      ABOVE SMA
02/27/2014
================== ============ ============== ============= ============ =============== ============
Wednesday,         ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA      ABOVE SMA
02/26/2014
================== ============ ============== ============= ============ =============== ============
Tuesday,           ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA      ABOVE SMA
02/25/2014
================== ============ ============== ============= ============ =============== ============
Monday,            ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA      ABOVE SMA
02/24/2014
================== ============ ============== ============= ============ =============== ============
Friday,            ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA     ABOVE SMA      ABOVE SMA
02/21/2014
================== ============ ============== ============= ============ =============== ============
Last Benchmark
Index Trend switch
effective as of        1/3/12       1/19/12       2/25/14       2/14/14       1/10/13        2/19/14
open of trading
on:3
================== ============ ============== ============= ============ =============== ============
Benchmark Index
Closing Level at      2,192.40     1,256.22       1,339.00      3,031.85      2,923.71       5,560.67
last Benchmark
Index trend switch
================== ============ ============== ============= ============ =============== ============
                                                                                          BNY Mellon
The Trendpilot     S and P 500([R]) S and P MidCap                   RBS 12-Month NASDAQ-100([R]) China Select
Index Return       Total Return 400([R]) Total Price of Gold Oil Total    Total Return    ADR Total
Source:(4)         Index        Return Index   Bullion       Return Index Index(SM)       Return
                                                                                          Index(SM)
------------------ ------------ -------------- ------------- ------------ --------------- ============

The tables above present the actual performance of the respective indices and
RBS ETNs as of the specified dates and periods. For information regarding the performance of each Index, please refer to the relevant pricing supplement filed with the U.S. Securities and Exchange Commission ("SEC"). Past
performance does not guarantee future results.
*Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.
(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee is equal to: (i)(a) 1.00% per annum when the RBS
US Large Cap Trendpilot(TM) Index (USD), RBS US Mid Cap Trendpilot(TM) Index
(USD), RBS Gold Trendpilot(TM) Index (USD) and the RBS NASDAQ-100([R])
Trendpilot(TM) Index (USD) are tracking their respective Benchmark Indices and
(b) 1.10% per annum when the RBS Oil Trendpilot(TM) Index (USD) and RBS China
Trendpilot(TM) Index (USD) are tracking their respective Benchmark Indices; and
(ii) 0.50% per annum when any of these Trendpilot(TM) Indices are tracking the
Cash Rate.
(2) These percentages are calculated for the periods indicated based on the levels of the respective Indices through the close of business on the date set forth at the top of this fact sheet (the "measurement date"). More specifically, the Index Weekly Return is calculated using the level of the relevant Trendpilot(TM) Index at the close of business on the last Index business day of the week prior to the measurement date through the measurement date; the Index Month to Date Return is calculated from the last Index business day of the month prior to the measurement date through the measurement date;
and the Index Year to Date Return is calculated from the last Index business day of the year prior to the measurement date through the measurement date.
(3) These dates are those on which the relevant Trendpilot(TM) Index implemented the change in the reference exposure (i.e., the Index Return
Source) following a Benchmark Index trend switch. The Trendpilot[] Index will implement the change in the reference exposure at the open of trading on the second Index business day immediately following the business day on which the
Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.
(4) The "Index Return Source" is either the Benchmark Index (if the Benchmark
Index is in a positive trend) or the Cash Rate (if the Benchmark Index is in a negative trend).

For more information: 855.727.3877
FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY. NOT FOR
DISTRIBUTION TO INDIVIDUAL INVESTORS.
CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS
ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS Oil
Trendpilot(TM) ETNs and the RBS Oil Trendpilot(TM) Index (USD) do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. Each
Trendpilot[] Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. The RBS China Trendpilot[] ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest.
Any payment on the RBS ETNs is subject to the ability of the applicable issuer and guarantor to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs. The RBS ETNs are not suitable for all investors.
You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the applicable pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

RECENT DEVELOPMENTS: On June 13, 2013, we announced that we would be exiting the structured retail investor products business that is responsible for issuing and maintaining the RBS ETNs, and that we expect to move such business into a runoff organization which will go through a process of restructuring and
/ or business sales (the "RBS Retail Investor Products Exit Plan"). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the RBS ETNs will be redeemed by us prior to maturity. We plan to continue to maintain and issue the RBS ETNs, but our plans could change. We cannot give you any assurances as to any minimum period of time that you may hold the RBS ETNs before we redeem them at our option.

RBS China Trendpilot[] Index, RBS US Large Cap Trendpilot[] Index (USD), RBS US
Mid Cap Trendpilot[] Index (USD) and RBS Gold Trendpilot[] Index (USD)
(collectively, the "Indices") are the property of RBS plc (the "Index
Sponsor"), which has contracted with S and P Opco, LLC, a subsidiary of S and P
Dow Jones Indices LLC ("S and P Dow Jones Indices") to maintain and calculate the
Indices. The S and P 500([R]) Index and the S and P MidCap 400([R]) Index are the
exclusive property of S and P Dow Jones Indices and have been licensed for use by
RBSSI and its affiliates in connection with the RBS US Large Cap Trendpilot[]
Index (USD) and the RBS US Mid Cap Trendpilot[] Index (USD), respectively. S and P
Dow Jones Indices, its affiliates and their third party licensors shall have no liability for any errors or omissions in calculating the Indices. S and P([R]) is a registered trademark of Standard and Poor's Financial Services LLC ("SPFS") and
Dow Jones([R]) is a registered trademark of Dow Jones Trademark Holdings LLC
("Dow Jones"). These trademarks have been licensed to S and P Dow Jones Indices.
"Standard and Poor's([R])", "S and P([R])", "S and P 500([R])" and "S and P MidCap 400([R])"
are trademarks of SPFS and together with the "Calculated by S and P Dow Jones
Indices Custom" and its related stylized mark(s) have been licensed for use by
RBSSI and its affiliates. The RBS China Trendpilot[] ETNs, RBS US Large Cap
Trendpilot[] ETNs, RBS US Mid Cap Trendpilot[] ETNs and RBS Gold Trendpilot[]
ETNs are not sponsored, endorsed, sold or promoted by S and P Dow Jones Indices,
SPFS, Dow Jones, their affiliates or their third party licensors, and neither
S and P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS NASDAQ-100([R]) Trendpilot(TM) Index is the property of RBS plc.
RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the RBS NASDAQ-100([R]) Trendpilot(TM) Index, either directly or through a third party. Currently, the RBS NASDAQ-100([R]) Trendpilot(TM) Index
is calculated and maintained by S and P Opco, LLC ("S and P Opco"), a subsidiary of S and P
Dow Jones Indices LLC ("S and P Dow Jones Indices"), on behalf of The NASDAQ OMX
Group, Inc. S and P Opco and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100([R])
Trendpilot(TM) ETNs, which are based on the RBS NASDAQ-100([R]) Trendpilot(TM)
Index, have not been passed on by the Corporations or S and P Opco as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S and P Opco. THE CORPORATIONS AND S and P OPCO MAKE NO WARRANTIES
AND BEAR NO LIABILITY WITH RESPECT TO THE RBS NASDAQ-100([R]) TRENDPILOT(TM)
ETNs.

RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil Total Return Index
(USD) are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS Oil Trendpilot[] ETNs, which track the RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil Total Return
Index (USD), are not issued, sponsored, endorsed, sold or promoted by NYSE
Arca, and NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT[] INDEX (USD) OR RBS
12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT
SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.

BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation.
This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon's Depositary Receipt business is conducted through BNY
Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR
Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. For the full disclaimer please see the pricing supplements relating to the notes that RBS plc and RBS
Group filed with the SEC.

Copyright [C] 2013 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.